SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 11, 2016

SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

Item 1.01.   Other Events

SecurityNational Mortgage Company Enters into Agreement to Settle Litigation with
Lehman Brothers Holdings, Inc. and Aurora Commercial Corporation

On December 11, 2016, SecurityNational Mortgage Company ("SecurityNational Mortgage"), a wholly owned subsidiary of Security National Financial Corporation, entered into a Binding Term Sheet (the "Term Sheet") with Lehman Brothers Holdings, Inc. ("Lehman Holdings") and Aurora Commercial Corporation ("Aurora") to settle the litigation brought by Lehman Holdings against SecurityNational Mortgage in the United States District Court for the District of Utah, which was assigned to Judge Stewart. The settlement will also eliminate any appeal and any related matters in the case before Judge Nuffer in which SecurityNational Mortgage obtained a judgment against Aurora Bank, FSB, formerly known as Lehman Brothers Bank, FSB and Aurora Loan Services, LLC. The parties agreed to jointly prepare a final Settlement and Mutual Release Agreement. Final agreements were executed on December 20, 2016, effective as of December 9, 2016.

Under the terms of the settlements involving both of the Utah legal cases, payments are to be made by Aurora to SecurityNational, and by SecurityNational Mortgage to Lehman Holdings. The net result is a payment of $2,125,000 to Lehman Holdings, which includes agreement to settle and release all claims arising from the sale of mortgage loans by SecurityNational Mortgage to Aurora or Lehman Holdings pertinent to the Utah cases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION (Registrant)

Date: December 21, 2016	By:	/s/ Scott M. Quist
Scott M. Quist, Chairman, President
and Chief Executive Officer